                  NUCLEAR RESEARCH CORPORATION AND SUBSIDIARIES

                                   EXHIBIT 11

                       CALCULATIONS OF EARNINGS PER SHARE



                                   June 30, 1996   June 30, 1995  June 30, 1994
                                   -------------   -------------  -------------


NET INCOME                          $1,706,967      $1,278,476     $ 622,353

AVERAGE SHARES ISSUED                   31,873          31,873        31,873

AVERAGE NET EFFECT OF DILUTIVE
STOCK OPTIONS-BASED ON THE
TREASURY STOCK METHOD                    7,003           5,247         3,430

LESS:  AVERAGE TREASURY STOCK           (3,698)         (3,698)       (3,698)
                                     ---------      ----------     ---------

  TOTAL STOCK AND STOCK
    EQUIVALENTS                         35,178          33,422        31,605
                                     =========      ==========     =========

EARNINGS PER SHARE                   $   48.52      $    38.25     $   19.69
                                     =========      ==========     =========